Exhibit 1

FOR IMMEDIATE RELEASE	April 14, 2004

NOVA Chemicals provides update from Annual Shareholder Meeting

Calgary, AB – In connection with today’s annual shareholder meeting, NOVA Chemicals announced that the company has no reason, at this point, to dispute analysts’ consensus estimates for 2004 earnings of about 85 cents per share.

“Business conditions are showing steady improvement, suggesting that the supply and demand balance is strengthening for NOVA Chemicals’ Olefins/Polyolefins and Styrenics businesses,” said Jeffrey M. Lipton, NOVA Chemicals’ President and Chief Executive Officer.

Despite these market conditions, NOVA Chemicals will maintain financial discipline. The company expects capital expenditures between 2003 and 2007 will average $155 million to $160 million annually, or roughly 50% of depreciation.

The company is focusing its limited capital investments only on areas that deliver shareholder value, such as maintenance, Responsible Care, cost-reduction, and the development of high-margin polymer products that deliver better performance and value to customers.

FORWARD-LOOKING INFORMATION

The information in this news release contains forward-looking statements with respect to NOVA Chemicals, its subsidiaries and affiliated companies.  By their nature, these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  These risks and uncertainties include: commodity chemicals price levels (which depend, among other things, on supply and demand for these products, capacity utilization and substitution rates between these products and competing products); feedstock availability and prices; operating costs; terms and availability of financing; technology developments; currency exchange rate fluctuations; starting up and operating facilities using new technology; realizing synergy and cost savings targets; meeting time and budget targets for significant capital investments; avoiding unplanned facility shutdowns; safety, health and environmental risks associated with the operation of chemical plants and marketing of chemical products, including transportation of these products; public perception of chemicals and chemical end-use products; the impact of competition; changes in customer demand; changes in, or the introduction of new laws and regulations relating to NOVA Chemicals’ business, including environmental, competition and employment laws; loss of the services of any of NOVA Chemicals’ executive officers; uncertainties associated with the North American, European and Asian economies; and other risks detailed from time to time in the publicly filed disclosure documents and securities commissions reports of NOVA Chemicals and its subsidiaries or affiliated companies.  Implementation of announced price increases depends on many factors, including market conditions, the supply/demand balance for each particular product and feedstock costs.  Price increases have varying degrees of success.  They are typically phased in and can differ by product or market.  There can be no assurances that any announced price increases will be successful or will be realized within the anticipated time frame.  In addition, benchmark price indices sometimes lag price increase announcements due to the timing of publication.

NOVA Chemicals is a focused, commodity chemical company that produces ethylene, polyethylene, styrene monomer and styrenic polymers, which are used to manufacture a wide range of consumer and industrial goods.  NOVA Chemicals distributes its products from 18 operating facilities that include: eight sites in the United States, six locations in Canada, two in France, one in the Netherlands and one in the United Kingdom.  The company also has five technology centers that support research and development initiatives.  NOVA Chemicals Corporation shares trade on the Toronto and New York stock exchanges under the trading symbol NCX.

Visit NOVA Chemicals on the Internet at www.novachemicals.com.

Media inquiries, please contact:
Greg Wilkinson – Vice President, Public Affairs
Tel:	412.490.4166
E-mail:	wilkinga@novachem.com

Investor Relations inquiries, please contact:
Beth Eckenrode – Vice President, Investor Relations
Tel:	412.490.4331
E-mail:	eckenrb@novachem.com